Exhibit 99.l

NEWS

For Release       Immediate

Contacts          (News Media) Tony Zehnder, EVP Corporate Communications
                  317.817.4409
                  (Investors) Lowell Short, SVP, Investor Relations
                  317.817.2893



            Conseco names C. James Prieur as Chief Executive Officer, James E. Hohmann as President and Chief Operating Officer

Carmel, Ind., August 9, 2006: Conseco, Inc. (NYSE:CNO) today announced that C. James Prieur has been named chief executive officer of Conseco, effective September 7, 2006. Prieur will also join Conseco's board of directors.

Conseco Chairman R. Glenn Hilliard said, "The board of directors was unanimous in its selection of Jim as chief executive officer, following an extensive internal and external search. He is an extremely talented and experienced leader, and we are delighted to have him join us as chief executive officer."

Mr. Prieur joins Conseco from Sun Life Financial, where he was the president and chief operating officer. He replaces former CEO William S. Kirsch, who resigned in May. "Jim has an impressive record of success in growing revenues and earnings; building and running large and complex insurance businesses; and a wealth of operating and investment management experience. We are impressed with his deep knowledge of the insurance business, his passion and drive for results, and the adaptability he has displayed in leading businesses through very complex challenges," Hilliard said.

"I am deeply honored to have been chosen by the Board and I am excited by the challenge and opportunity to work with Conseco associates. I believe that the company is poised to succeed," Prieur said. "Jim Hohmann's contribution as interim CEO has been outstanding, and I am looking forward to teaming up with him."

Conseco also announced the appointment of James E. Hohmann as president and chief operating officer of Conseco. "The board wishes to thank Jim for the stability, guidance, and progress he provided as interim CEO," Hilliard said. "We were fortunate to have his leadership during the transition, and we are delighted that he is going to lead the company in his new role as president and chief operating officer."

"I am very proud of the progress that Conseco has made," Hohmann said. "I am excited about the opportunities ahead for this company and with this new position, and I look forward to working closely with Jim Prieur."



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                                                                     Conseco (2)
                                                                  August 9, 2006

"Conseco is a significantly transformed company that has made great strides over the past three years," Hilliard said. "The appointments of Jim Prieur and Jim Hohmann give Conseco a powerful leadership combination, one that uniquely positions us for success within the industry," Hilliard added.

Prieur had been with Sun Life Financial since 1979. He began his career in equity and portfolio management, rising to vice president of investments for Canada in 1988, and then vice president of investments for the U.S. in 1992. In 1997 he was named senior vice president and general manager for all U.S. operations, and became corporate president and chief operating officer in 1999. Prieur holds a BA from College Militaire Royal de St. Jean, Quebec, and an MBA from the University of Western Ontario.

Hohmann has been with Conseco since December 2004. Prior to becoming interim CEO, he served as executive vice president and chief administrative officer of the company. Before joining Conseco, he served as president and CEO of XL Life and Annuity. At XL, he was responsible for creation of XL Capital's U.S.-based life insurance platform and related businesses. Prior to his tenure at XL, he was president, financial institutions, for Zurich Kemper Life, and before that, was managing partner of the Tillinghast Life Insurance Practice in Chicago for Towers Perrin. He holds a BA from Northwestern University, and an MBA from the University of Chicago.

Conseco, Inc.'s insurance companies help protect working American families and seniors from financial adversity: Medicare supplement, long-term care, cancer, heart/stroke and accident policies protect people against major unplanned expenses; annuities and life insurance products help people plan for their financial futures. For more information, visit Conseco's web site at www.conseco.com.


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